Exhibit 99.1
Discovery Holding Company
Third Quarter Earnings Release

Englewood, Colorado — On November 7, 2007, Discovery Holding Company (“DHC”) will file its Form 10-Q with the Securities and Exchange Commission for the three months ended September 30, 2007. The following release is being provided to supplement the information provided in the Form 10-Q.
DHC owns 100% of Ascent Media Group, LLC (“Ascent Media” or “AMG”), 100% of AccentHealth, LLC (“AccentHealth”) and 66 2/3% of Discovery Communications Holding, LLC (“Discovery”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. Discovery is a global media and entertainment company that provides programming in over 170 countries and territories.
Discovery Communications Holding, LLC was formed in the second quarter of 2007 as part of a restructuring completed by Discovery Communications, Inc. (“DCI”). In the restructuring, each of the members of Discovery holds the same ownership interests in Discovery as they previously held in DCI. DCI became a wholly-owned subsidiary of Discovery, and Discovery is the successor reporting entity to DCI.
Discovery
The presentation below presents information regarding 100% of Discovery’s revenue, operating cash flow and other selected financial metrics even though DHC only owns 66-2/3% of the equity of Discovery and accounts for Discovery as an equity affiliate. Please see page 4 for a discussion of why management believes this presentation is meaningful to investors. Additionally, the financial results presented herein include the results of Travel Channel for the entire third quarter in 2006 and do not include Travel Channel for the third quarter of 2007 due to the disposal of that business on May 14, 2007.
On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores, which closures were completed in the third quarter of 2007. These stores had been part of Discovery’s Commerce business. As a result of the store closures, the following consolidated financial results of Discovery have been prepared to reflect the retail store business as discontinued operations for accounting purposes. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the financial results included in this press release. Historically, Discovery’s retail store business has generated operating losses in the first three quarters of the year and an operating profit in the fourth quarter. The results of 2006 followed this same pattern.
Discovery’s consolidated third quarter revenue increased 6% to $745 million and operating cash flow increased 13% to $231 million. Excluding Travel Channel results from 2006, revenue increased 10% and operating cash flow increased 14%. The revenue increase was due to a 9% increase in advertising revenue, flat distribution revenue, and a $2 million increase in commerce revenue.
U.S. Networks’ revenue increased 3% to $475 million and operating cash flow increased 5% to $195 million. Excluding Travel Channel, U.S. Networks’ revenue increased 11% and operating cash flow increased 6%. The increase in revenue was due to growth in advertising revenue partially offset by a decrease in distribution revenue due to the exclusion of Travel Channel. Net advertising revenue increased 19% for the quarter excluding Travel Channel results in 2006. The increase was primarily due to higher advertising sell-out rates, improved unit pricing and higher audience delivery on most channels, notably the Discovery Channel and TLC. Distribution revenue increased 3% excluding Travel Channel.

The increase was primarily due to a 4% increase in average paying subscription units, principally from networks that are carried on the digital tier, partially offset by an increase in contra-revenue items.
U.S. Networks operating expenses increased 3% due to an increase in SG&A partially offset by a decrease in programming expense. The increase in SG&A was primarily due to higher compensation and benefits and higher marketing expenses. Marketing expenses increased due to increased spending to promote original productions. Programming expense decreased due to the exclusion of Travel Channel partially offset by an increase in content amortization due to the company’s continued investment in original productions across its main U.S. networks and accelerated amortization from certain programs.
International Networks revenue increased 11% to $259 million and operating cash flow increased 8% to $41 million. The increase in revenue was due to growth in both advertising and distribution revenue as well as favorable foreign currency exchange rates. Net advertising revenue increased 19% primarily due to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide, partially offset by a decline in advertising revenue in the U.K due to a difficult ad market. Net distribution revenue increased 6% due to an 11% increase in average paying subscription units combined with contractual rate increases in certain markets, partially offset by an increase in launch amortization. Growth in paying subscription units was primarily due to subscriber growth in Europe and Latin America. Operating expenses increased 12% due to increased programming costs and SG&A expense. Programming and SG&A costs increased due to the launch of several networks in Europe along with a new free-to-air channel in Germany branded as DMAX which was acquired in March 2006 and launched in September 2006. Excluding the effects of exchange rates, International Networks revenue increased 6% and operating cash flow was flat.
Revenue in the Commerce, Education and Other division decreased 15%, or $2 million. Operating cash flow losses for the Commerce, Education and Other division decreased by 74% to $5 million primarily due to the ongoing restructuring efforts.
On October 15, 2007, Discovery announced that it had agreed to buy the on-line business HowStuffWorks, a wide-ranging information source where users can find answers on topics from how atoms work to fixing a car. The deal for HowStuffWorks and its assets is worth $250 million, and is expected to close in the fourth quarter of this year. Discovery plans digital features including video to be incorporated into the HowStuffWorks text. Discovery also plans a new cable show called “How Stuff Works,” airing daily on Discovery Channel beginning in 2008. With the deal, Discovery also gets a collection of other digital properties, such as mapping company GeoNova Group, along with a minority stake in HSW International, which has local language rights to HowStuffWorks content in Brazil and China.
Discovery’s outstanding debt balance was $4.0 billion at September 30, 2007.
DHC
DHC’s consolidated revenue increased $8 million, or 5%, and consolidated operating cash flow was flat in the third quarter. DHC’s principal operating subsidiary, Ascent Media, is comprised of two global operating divisions — Creative Services Group and Network Services Group. Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and advertisements. Network Services Group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group also generates revenue from systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.
Creative Services revenue decreased $2 million while operating cash flow increased $2 million for the quarter. Revenue decreased due to a decline in feature revenue driven by weakness in audio services partially offset by growth in digital vaulting and digital distribution services. Operating expenses decreased due to lower personnel costs and professional fees. Network Services revenue increased $10 million, or 14%, and operating cash flow decreased $2 million. The revenue growth was the result of increased system integration services revenue due to the timing of and increase in the number of projects coupled with higher content distribution revenue in the U.S. and Singapore. This revenue growth was partially offset by lost revenue stemming from the termination of certain distribution contracts in the U.K. Operating expenses increased due to higher volumes in system integration services partially offset by a decrease in SG&A expenses resulting from Ascent Media’s 2006 restructuring which lowered headcount and personnel costs.
The Writers Guild of America union, whose members write scripts for television programming and motion pictures, went on strike on November 5. Ascent is assessing the impact of this strike on its current business but cannot predict its long-term effect due to the uncertainty of the length of the strike.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for Discovery and for the consolidated results of DHC for the three months ended September 30, 2007.
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2007 to the same period in 2006. Please see page 6 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and Discovery to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2007 presentation.
OUTSTANDING SHARES AND LIQUIDITY
At September 30, 2007, there were approximately 280.7 million outstanding shares of DISCA and DISCB and 4.2 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At September 30, 2007, there were 4,211,343 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate cash proceeds to DHC of approximately $75 million. At September 30, 2007, DHC had $209 million of cash and liquid investments and no debt.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of Discovery’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-Q of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 6 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for Discovery included herein presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for Discovery even though DHC owns only 66-2/3% of Discovery and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in Discovery. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause Discovery to distribute to DHC our proportionate share of the revenue or operating cash flow of Discovery.
The selected financial information presented for Discovery was obtained directly from Discovery. DHC does not control the decision-making processes or business management practices of Discovery. The above discussion and following analysis of Discovery’s operations and financial position have been prepared based on information that DHC receives from Discovery and represents DHC’s views and understanding of Discovery’s operating performance and financial position based on such information. Discovery is not a separately traded public company, and DHC does not have the ability to cause Discovery’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if Discovery’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by Discovery that would have a material effect on DHC’s consolidated financial statements.

QUARTERLY SUMMARY

(amounts in millions)	3Q06	4Q06	1Q07	2Q07	3Q07
DISCOVERY HOLDING COMPANY (100%)
Revenue	$170	199	174	177	178
OCF	$16	19	15	15	16
Operating Loss	$(97)	(9)	(1)	(3)	(2)
DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%) (1)
Revenue — U.S. Networks (2)	$459	502	477	516	475
Revenue — International Networks (3), (4)	233	270	217	248	259
Revenue — Commerce, Education & Other (5)	13	51	16	22	11
Revenue — Total	$705	823	710	786	745
OCF — U.S. Networks (2)	$186	183	183	217	195
OCF — International Networks (3), (4)	38	22	16	42	41
OCF — Commerce, Education & Other (5)	(19)	(20)	(9)	5	(5)
OCF — Total	$205	185	190	264	231
Operating Income	$175	122	135	267	152

(1)	Discovery — Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Discovery — Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Discovery Health, Discovery Kids, The Science Channel, Discovery Times, Discovery Home, Military Channel, HD Theater, Discovery Channel HD, The Science Channel HD, HD Animal Planet, TLC HD, Fit TV, Travel Channel Representation, BBC-America Representation, BBC World Representation and online and other initiatives.

The financial results presented herein include the results of Travel Channel for all of 2006 and the results up to May 14, 2007 due to the disposal of Travel Channel in the transaction in which Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash.

(3)	Discovery — Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India, Middle East; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Familia, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe, Singapore; DMAX in Germany; Discovery Turbo in UK, Latin America, Spain and Portugal; consolidated BBC/Discovery joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain and Portugal); and Antenna Audio, which designs, sources and manages portable digital information systems and audio productions.

Discovery Networks International Joint Ventures — Consolidated
Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by Discovery and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by Discovery and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)	Discovery — Discovery Networks International — Equity Affiliates:

Discovery accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that Discovery does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(5)	Discovery — Commerce, Education and Other: Commerce, Education & Other is comprised of a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, JV Programs, LLC and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores, which closures were completed in the third quarter of 2007. These stores had been part of Discovery’s commerce business. As a result of the store closures, the above financial results of Discovery have been prepared to reflect the retail store business as discontinued operations. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the respective financial results included in this press release.
NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and Discovery on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).
DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the three months ended September 30, 2006 and 2007, respectively.

(amounts in millions)	2006	2007
Consolidated segment operating cash flow	$16	16
Stock-based compensation	—	(1)
Depreciation and amortization	(16)	(17)
Impairment of Goodwill	(93)	—
Share of earnings of Discovery	32	10
Other, net	(2)	4
Earnings (loss) before income taxes	$(63)	12

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating loss calculated in accordance with GAAP for the three months ended September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007, respectively.

(amounts in millions)	3Q06	4Q06	1Q07	2Q07	3Q07
DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$16	19	15	15	16
Depreciation and Amortization	(16)	(20)	(16)	(17)	(17)
Stock-Based Compensation Expense	—	(3)	(1)	—	(1)
Impairment of Goodwill	(93)	—	—	—	—
Other	(4)	(5)	1	(1)	—
Operating Loss	$(97)	(9)	(1)	(3)	(2)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%)
Operating Cash Flow	$205	185	190	264	231
Depreciation and Amortization	(29)	(35)	(32)	(32)	(31)
Long-Term Incentive Plan	(1)	(28)	(12)	(73)	(44)
Restructuring Charge	—	—	(11)	(1)	(4)
Asset Impairment	—	—	—	(26)	—
Gain on Sale of Operating Assets	—	—	—	135	—
Operating Income	$175	122	135	267	152